Exhibit 5.1

November 1, 2024

Autonomix Medical, Inc.
21 Waterway Avenue, Suite 300
The Woodlands, Texas 77380

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Autonomix Medical, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as amended, the “Registration Statement”), filed by the Company on November 1, 2024, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed offering (the “Offering”) of (1)$11.5 million of (a) common stock units (the “Common Stock Units”) (including any sold as a result of the exercise of the underwriters’ over-allotment option), each Common Stock Unit consisting of: (i) one share of the Company’s common stock, par value $0.001 per share (“Common Stock,” such Common Stock when issued as part of Units (defined below), “Unit Shares”), and (ii) one Series A warrant to purchase one share of Common Stock (the “Series A Warrants”), and/or (b) pre-funded units (the “PFW Units” and together with the Common Stock Units, the “Units”) (including any sold as a result of the exercise of the underwriters’ over-allotment option), with each PFW Unit consisting of (i): one pre-funded warrant to purchase one share of Common Stock (the “Pre-Funded Warrants”), and (ii) one Series A Warrant; and (2) underwriter warrants to purchase a number of shares of Common Stock equal to 6% of the aggregate number of Common Stock Units and PFW Units (including any sold as a result of the exercise of the underwriters’ over-allotment option) (the “Representative Warrants”), which will have a term of five years and an exercise price equal to 155% of the public offering price. The Common Stock, Unit Shares, Pre-Funded Warrants, Series A Warrants, and Representative Warrants are referred to herein collectively as the “Securities.” The Securities are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (“Underwriting Agreement”).

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the forms of Pre-Funded Warrant, Series A Warrant, and Representative Warrant, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

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Autonomix Medical, Inc. November 1, 2024 Page 2

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.	The Securities have been duly authorized for issuance by all necessary corporate action by the Company.

2.	The Unit Shares, when issued by the Company against payment therefor, as described in the Registration Statement, will be validly issued, fully paid, and non-assessable.

3.

Provided that the Pre-Funded Warrants, the Series A Warrants, and Representative Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers or underwriters, such Pre-Funded Warrants, Series A Warrants, and Representative Warrants, when issued by the Company against payment therefor, as contemplated in the Registration Statement, will be valid and binding obligations of the Company.

4.

The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the Series A Warrants, and the Representative Warrants, upon payment to the Company of the required consideration, and when issued and sold by the Company and paid for in accordance with the terms of the Pre-Funded Warrants, the Series A Warrants, and Representative Warrants, as applicable, and as described in the Registration Statement, will be validly issued, fully paid, and non-assessable.

The opinions set forth above are subject to the following qualifications:

A.

The opinion expressed herein with respect to the legality, validity, binding nature and enforceability of the Pre-Funded Warrants, Series A Warrants, and Representative Warrants is subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B.	The foregoing opinions are limited to the laws of the State of New York and the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

Autonomix Medical, Inc. November 1, 2024 Page 3

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ ArentFox Schiff, LLP